Exhibit 10.27

Summary Description of Director Compensation

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings and committee meetings. Each non-employee director receives annual cash compensation of $35,000. Each non-employee director that serves on the Audit Committee or Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the chairman of each such committee receiving $15,000.

Patterson-UTI maintains a Non-Employee Director Stock Option Plan (the “Director Plan”). Under the Director Plan, each non-employee director is granted options to purchase 40,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon becoming a director and is granted options to purchase 20,000 shares of Common Stock on the last business day of each subsequent year in which the director serves on the Board of Directors.